SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

GREEN PLAINS RENEWABLE ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2012

Dear Shareholder,

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Green Plains Renewable Energy, Inc. to be held at 10:00 a.m., Central Time, on Wednesday, May 2, 2012 at the Hilton Omaha located at 1001 Cass Street, Omaha, Nebraska.

A Notice of Annual Meeting of Shareholders, Proxy Statement containing information about matters to be acted upon, Proxy Card and 2011 Annual Report are enclosed.

Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the Annual Meeting of Shareholders, please complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope, or vote via the Internet or telephone. Please refer to the enclosed Proxy Card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you. If you attend the Annual Meeting of Shareholders, you may revoke the proxy and vote in person.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Wayne B. Hoovestol

Chairman of the Board of Directors

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 2, 2012

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Green Plains Renewable Energy, Inc. (the “Company”) will be held at 10:00 a.m., Central Time, on Wednesday, May 2, 2012 at the Hilton Omaha located at 1001 Cass Street, Omaha, Nebraska, for the following purposes:

1.	To elect four directors to serve three-year terms that expire at the 2015 annual meeting;

2.	To approve an amendment to the Company’s Articles of Incorporation authorizing the addition of 50,000,000 shares of preferred stock; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “For” all nominees in Proposal 1 and a vote “For” Proposal 2.

The foregoing items are more fully described in the accompanying Proxy Statement. The Company has fixed the close of business on March 13, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share of the Company’s Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on May 2, 2012. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Instead of mailing paper copies of our proxy materials, we sent shareholders the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 2, 2012 with instructions for accessing the proxy materials and voting via the Internet (the “Notice”). The Notice was mailed on or about March 23, 2012. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This Notice and Proxy Statement and our 2011 Annual Report may be accessed at www.edocumentview.com/GPRE.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michelle S. Mapes

Corporate Secretary

Omaha, Nebraska

March 23, 2012

GREEN PLAINS RENEWABLE ENERGY, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 2, 2012

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Introduction

This Proxy Statement is being furnished to holders of Green Plains Renewable Energy, Inc. (the “Company”) common stock, $0.001 par value per share (the “Common Stock”), in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the Company of proxies to be used at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m., Central Time, on Wednesday, May 2, 2012 at the Hilton Omaha located at 1001 Cass Street, Omaha, Nebraska, and any adjournment or postponement thereof. The purpose of the Annual Meeting is to elect four directors, to approve an amendment to the Company’s articles of incorporation authorizing the addition of 50,000,000 shares of preferred stock and to transact such other business as may properly come before the meeting. This Proxy Statement, the Notice of Annual Meeting of Shareholders, the accompanying Proxy Card and our 2011 Annual Report are first being made available to shareholders entitled to vote at the Annual Meeting on or about March 23, 2012.

Notice Regarding Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making this Proxy Statement and its 2011 Annual Report available to shareholders electronically via the Internet. On or before March 23, 2012, we mailed to our shareholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 2, 2012” (the “Notice”). All shareholders will be able to access this Proxy Statement and our 2011 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice.

Electronic Access

The Notice will provide you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Record Date, Outstanding Shares and Quorum

The Company has fixed the close of business on March 13, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the “Record Date”). There were 36,786,672 and 29,586,672 shares of Common Stock issued and outstanding, respectively, at the close of business on the Record Date. Holders of record of the Company’s Common Stock on the Record Date are entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to each matter to be considered by them at the Annual Meeting.

The presence, in person or by properly executed proxy, at the Annual Meeting of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote shall constitute a quorum. Proxies that are marked to “withhold authority” with respect to the election of directors and proxies for which no instructions are given will be counted for purposes of determining the presence of a quorum.

Proxy Voting and Revocability of Proxies

Common Stock, represented by the proxies received pursuant to this solicitation and not timely revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in properly submitted proxies. If no instructions are indicated, such shares will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

A holder of Common Stock who has given a proxy may revoke it prior to its exercise by providing written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting, or by voting in person at the meeting. Any written notice revoking a proxy should be sent to: Green Plains Renewable Energy, Inc., Attention: Michelle S. Mapes, Corporate Secretary, 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any shareholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person.

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock. If your shares are registered directly in your name with the Company’s transfer agent, with respect to those shares, you are considered the “shareholder of record” or a “registered shareholder” and these materials were sent to you directly by the Company. If you are a shareholder of record, you may vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and that organization should have forwarded these materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the Annual Meeting. Please refer to the information forwarded by your broker or bank for instructions on how to direct their vote. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

If you are a registered shareholder, there are four ways to vote:

•

By going to the Internet website indicated on your proxy card or voting instruction card and following the instructions provided (you will need the control number that is included in the Notice of Internet Availability of Proxy Materials);

•

By calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the control number that is included in the Notice of Internet Availability of Proxy Materials);

•	By signing, dating and returning the Proxy Card if you request to receive your proxy materials by mail; or

•	By written ballot in person at the Annual Meeting.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares “For” all nominees in Proposal 1 and “For” Proposal 2.

Broker Non-Votes

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on any voting matter. All proposals are considered non-routine.

Expenses and Methods of Solicitation

The Company will bear the expense of soliciting proxies. In addition to the use of the mail and Internet, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the Company and its subsidiaries who will not receive additional compensation therefor. The Company will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees.

Vote Required

The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to elect each director. The four persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, broker non-votes or votes withheld will not affect the outcome of the voting on Proposal 1. The affirmative vote of a majority of the votes cast at the annual meeting by the holders of the Common Stock, assuming a quorum is present is required to approve Proposal 2. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on Proposal 2.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Prior to and immediately following the October 15, 2008 merger with VBV LLC and its subsidiaries (the “VBV merger transaction”), the Company was governed by a nine-member Board of Directors. Pursuant to a shareholders’ agreement entered into in connection with the VBV merger transaction (the “Shareholders’ Agreement”), two wholly-owned subsidiaries of NTR plc had the right, as long as they collectively owned at least 33.5% of the Company’s outstanding Common Stock, to designate four individuals (the “NTR nominees”) to be nominated for election as directors. Similarly, as long as Wilon Holdings, S.A. (“Wilon”) owns at least 2.5% of the Company’s outstanding Common Stock, it will have the right to designate one individual to be nominated for election as a director. Directors Gordon Glade, Gary Parker, Brian Peterson and Wayne Hoovestol continued to serve on the Board after the merger. On March 9, 2012, the NTR subsidiaries’ ownership dropped to approximately 2% of the Company’s outstanding Common Stock. At that time, Michael McNicholas, Deputy Chief Executive Officer of NTR, resigned from the Board. Except for the Wilon nominee, currently Alain Treuer, the directors will be nominated for election by the Board of Directors or the shareholders in accordance with the Company’s bylaws and Nominating Committee procedures, as outlined below. The Company has agreed to cause the Wilon nominee to be nominated for election as a director of the Company and has agreed to solicit proxies for the election of such nominee and recommend that shareholders vote in favor of such nominee.

The Board consisted of ten members until the recent resignation of Michael McNicholas, divided into three groups. One group of directors is elected at each annual meeting of shareholders for a three-year term. Each year a different group of directors is elected on a rotating basis. Jim Barry, Todd Becker, Brian Peterson and Alain Treuer (the Wilon nominee) are up for re-election at the 2012 Annual Meeting (to serve until the 2015 annual meeting or until their respective successors shall be elected and qualified). The terms of James Crowley, Gordon Glade and Gary Parker expire at the 2013 annual meeting. The terms of Jim Anderson and Wayne Hoovestol expire at the 2014 annual meeting. The Board is currently searching for a qualified director to fulfill the term of Mr. McNicholas, which expires at the 2014 annual meeting.

Director Independence

A director is independent if, in the opinion of the Board, he or she has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and otherwise satisfies the independence requirements of applicable Nasdaq Stock Market (“NASDAQ”) and Securities and Exchange Commission rules. The Board has reviewed the independence of its current directors and nominees and found that, except for Mr. Becker and Mr. Hoovestol due to their current or prior positions with the Company, each of them is independent.

Board Meetings, Directors’ Attendance and Shareholder Communications

The Board held seven meetings during 2011. Meetings were conducted via teleconference or in person. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of Board meetings and committee meetings held on which an incumbent director served during this period. The Company’s policy is to encourage, but not require, Board members to attend annual shareholder meetings. All Board members attended the 2011 annual meeting.

Shareholders who would like to send written communications to the Board may do so by submitting such communications to: Green Plains Renewable Energy, Inc., Attention: Michelle S. Mapes, Corporate Secretary, 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114. The Board suggests, but does not require, that such submissions include the name and contact information of the shareholder making the submission and a description of the matter that is the subject of the communication. Ms. Mapes will then furnish such information to the Board or appropriate committee of the Board for review.

Board Committees

The Board has standing Audit, Compensation and Nominating Committees.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee is comprised of four directors, all of whom meet the independence standards of NASDAQ and the SEC. Audit Committee members are Jim Anderson, James Crowley, Gordon Glade and Brian Peterson, with Mr. Crowley serving as Chairman. Mr. Crowley has been determined to be an audit committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. During 2011, the Audit Committee held five meetings via teleconference or in person. The Audit Committee Charter, which is reviewed, revised and updated on an annual basis, is posted on the Company’s website at www.gpreinc.com.

The function of the Audit Committee, as detailed in the Audit Committee Charter, is to provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and Company management.

Compensation Committee

The Compensation Committee is comprised of four directors, all of whom meet the independence standards of NASDAQ and the SEC. Compensation Committee members are Jim Anderson, Jim Barry, Gary Parker and Alain Treuer, with Mr. Treuer serving as Chairman. During 2011, the Compensation Committee met two times via teleconference or in person. The Compensation Committee Charter is posted on the Company’s website at www.gpreinc.com.

The Compensation Committee establishes the Company’s general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties. The Compensation Committee’s role is to (i) evaluate the performance of the Company’s executive officers, (ii) set compensation for directors and executive officers, (iii) make recommendations to the Board on adoption of compensation plans, and (iv) administer Company compensation plans. When evaluating potential compensation adjustments, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the individual performance and contribution to the Company’s overall performance by executive officers and other key employees.

Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to retain or terminate any compensation consultants or advisors and to approve their fees. For additional information on the Compensation Committee’s role, its use of outside advisors and their roles, as well as the Committee’s processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating Committee

The Nominating Committee is comprised of three directors, all of whom meet the independence standards of NASDAQ and the SEC. Nominating Committee members are Jim Barry, Gordon Glade and Gary Parker, with Mr. Barry serving as Chairman. During 2011, the Nominating Committee met one time. The Nominating Committee Charter is posted on the Company’s website at www.gpreinc.com.

The function of the Nominating Committee, as detailed in the Nominating Committee Charter, is to recommend to the Board the slate of director nominees for election to the Board and to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings. The Nominating Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating Committee has a strong preference for candidates with prior board experience with public companies. The Nominating Committee will also consider such other factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Board Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating Committee considers criteria that include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and ability to act in the interests of all shareholders. Moreover, the Nominating Committee considers the value of diversity of experience on the Board, taking into account the current Board membership, in the director identification and nomination process. The Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating

Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Director Qualifications

Presented below are biographies of each director nominee and continuing director containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

It is the policy of the Nominating Committee to consider candidates recommended by security holders, directors, executive officers and other sources, including, but not limited to, third-party search firms. Security holders of the Company may submit recommendations for candidates for the Board. All recommendations shall be submitted in writing to: Green Plains Renewable Energy, Inc., Attention: Michelle S. Mapes, Corporate Secretary, 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114. Such submissions should include the name, contact information, a brief description of the candidate’s business experience and such other information as the person submitting the recommendation believes is relevant to the evaluation of the candidate. The Nominating Committee will review all such recommendations. For candidates to be considered for election at the next annual shareholder meeting, the recommendation must be made in accordance with and within the time frame set forth in the Company’s bylaws and described below under “Shareholder Proposals.”

The Nominating Committee will evaluate whether an incumbent director should be nominated for re-election to the Board or any committee of the Board upon expiration of such director’s term using the same factors as described above for other Board candidates. The Nominating Committee will also take into account the incumbent director’s performance as a Board member. Failure of any incumbent director to attend at least seventy-five percent (75%) of the Board meetings held in any year of service as a Board member will be viewed negatively by the Nominating Committee in evaluating the performance of such director. The Nominating Committee recommended that all four of the incumbent directors whose terms of office expire at the 2012 Annual Meeting be included on the ballot for re-election as directors for a three-year term expiring at the 2015 annual meeting. This recommendation was based on a review and evaluation of meeting attendance, knowledge of the industries in which the Company operates and overall contributions to the Board. See the discussion above under Board of Directors regarding the designation of a nominee by Wilon.

Code of Ethics

The Board has adopted a Code of Ethics that applies to its Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, principal accounting officer, other senior financial officers and persons performing similar functions. The full text of the Code of Ethics is published on the Company’s website in the “Investors – Corporate Governance” section. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website within five business days following the adoption of such amendment or waiver.

Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. Additionally, the Board has approved and periodically reviews the Company’s risk management policy, which specifically sets parameters of risk with respect to commodity and hedging positions. When a committee receives a report, the Chairman of the relevant committee reports the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The risk oversight structure has no effect on the Board’s leadership structure.

Board Leadership Structure

The Board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best provides appropriate leadership for the Company at that time. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate non-employee Chairman and Chief Executive Officer (January 2009 to February 2009 and November 2009 to present); separate Chairman and Chief Executive Officer, with the Chairman being a member of the Company’s management (March 2009 to November 2009); combined Chairman and Chief Executive Officer (October 2008 to December 2008); and separate non-employee Chairman and Chief Executive Officer (prior to October 2008). The Board believes that its current leadership structure, with Mr. Hoovestol, a non-employee serving as the Board Chairman, and Mr. Becker serving as the Chief Executive Officer, is appropriate given the experience of each individual. Both individuals are currently deemed not to be independent. The non-executive members of the Board meet regularly in executive session. The Board, with guidance from the Nominating Committee, will periodically continue to review its leadership structure.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

The Board is divided into three classes, with the members of each class serving three-year terms of office. This results in one class standing for election at each annual meeting of shareholders. The Nominating Committee recommended and the Board nominated for re-election Jim Barry, Todd Becker, Brian Peterson and Alain Treuer (the Wilon nominee), each to serve a term that expires at the 2015 annual meeting. There is currently a vacancy on the Board caused by the resignation of Michael McNicholas. The Board intends to fill this vacancy as soon as it identifies a qualified candidate willing to serve in this capacity.

Your Proxy Card will be used to vote for the election of the nominees unless you withhold the authority to do so when you submit your proxy. If no instructions are given, your shares will be voted for the four nominees. As explained above, the Company’s directors are elected by the affirmative vote of the plurality of the shares present and entitled to vote. The four persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

NAMED AS PART OF PROPOSAL 1.

The following paragraphs set forth information about the nominees and the Company’s continuing directors. All director biography information is as of March 23, 2012.

Nominees for Election at the 2012 Annual Meeting

JIM BARRY, 45, who has served as a director since October 2008, also serves as Chairman of the Board’s Nominating Committee. Mr. Barry was named Chief Investment Officer of the renewable power investment team within BlackRock, Inc. in February 2011. Prior to that, he served as Chief Executive Officer of NTR plc from June 2000 to February 2011 after serving as Assistant Chief Executive and General Manager, Development. Prior to joining NTR, he worked with Bain and Company, a global consulting firm, and in the investment banking division of Morgan Stanley International. Mr. Barry is on the Council of Patrons of Special Olympics Ireland and is a board member of The Ireland Funds. He also sits on a number of advisory boards related to activities at Harvard Business School and University College Cork. Mr. Barry has a Masters degree in Business Administration from the Harvard Business School and a Bachelor of Commerce degree from University College Cork. The Board concluded that Mr. Barry should serve as a director because of the proven leadership skills, energy industry expertise and international experience that he brings to the Board.

TODD BECKER, 46, who has served as President and Chief Executive Officer of the Company since January 2009, was appointed as a director in March 2009. Mr. Becker served as the Company’s President and Chief Operating Officer from October 2008 to December 2008. He served as Chief Executive Officer of VBV LLC from May 2007 to October 2008. Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol from May 2006 to May 2007. Prior to that, he worked for ten years with ConAgra Foods in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker has over 24 years of related experience in various commodity processing businesses, risk management and supply chain management, along with extensive international trading experience in agricultural markets. Mr. Becker has a Masters degree in Finance from the Kelley School of Business at Indiana University and a Bachelor of Science degree in Business Administration with a Finance emphasis from the University of Kansas. The Board concluded that Mr. Becker should serve as a director because he provides an insider’s perspective about the business and the strategic direction of the Company to Board discussions. His extensive commodity experience and leadership traits make him an essential member of the Board.

BRIAN PETERSON, 48, who has served as a director since 2005, was named to the Board’s Audit Committee in March 2009. Mr. Peterson also served as Executive Vice President in charge of site development from 2005 to October 2008. Mr. Peterson was the sole founder and owner of Superior Ethanol LLC, which was acquired by the Company in 2006. For the last twenty-three years, he has owned and operated grain farming entities which now include acreages in Iowa, Arkansas and South Dakota. Additionally, he built, owns and operates a beef feedlot in northwest Iowa. Mr. Peterson has a Bachelor of Science degree in Agricultural Business from Dordt College. The Board concluded that Mr. Peterson should serve as a director because of his ethanol and grain industry experience, which serves as an important resource to the Board.

ALAIN TREUER, 39, who has served as a director since October 2008, also serves as Chairman of the Board’s Compensation Committee. Mr. Treuer is Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP) SA, a global Investment and Financial Consulting firm. He was appointed Chief Executive in 2004 and became Chairman in 2005. Mr. Treuer has also controlled Wilon Holdings, S.A. since 2006. Prior to joining TRP SA, he was Chairman of TIGC, a global telecommunications company that he founded in 1992 and sold in 2001. Mr. Treuer has a Masters degree in Business Administration from the Graduate School of Business at Columbia University in New York and a Bachelor of Economics degree from the University of St. Gallen in Switzerland. The Board concluded that Mr. Treuer should serve as a director because his business experiences, combined with his education and global acumen, allow him to provide unique operational insights to the Board.

Continuing Directors with Terms Expiring in 2013

JAMES CROWLEY, 65, who has served as a director since October 2008, also serves as Chairman of the Board’s Audit Committee. Mr. Crowley has been the Chairman and Managing Partner of Old Strategic, LLC since July 2006. His previous experience includes service as Chairman and Managing Partner of Strategic Research Institute, President of Global Investment and Merchant Banking at Prudential Securities, and investment banking at Smith Barney Harris Upham & Co. He currently serves on the board and is audit committee chair of Core Molding Technologies and has served on a number of educational and not-for-profit boards. Mr. Crowley has a Masters degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor of Science degree in Business Administration from Villanova University. The Board concluded that Mr. Crowley should serve as a director because he qualifies as an audit committee financial expert, possessing the requisite education and business acumen, along with having served on other boards and as an audit committee chair of another company.

GORDON GLADE, 41, who has served as a director since December 2007, also serves on the Board’s Audit and Nominating Committees. For more than the past five years, Mr. Glade has served as President and Chief Executive Officer of AXIS Capital, Inc., a commercial equipment leasing company. In addition, he is a current investor in several other ethanol companies. Mr. Glade also serves as Vice President and a director of the Edgar Reynolds Foundation and as a director of the Brunswick State Bank. Mr. Glade has a Bachelor of Science degree in both Accounting and Finance from Texas Christian University. The Board concluded that Mr. Glade should serve as a director because his business experience, including his experience as an investor in other ethanol companies, provides the Board with valuable perspective.

GARY PARKER, 62, who has served as a director since November 2007, also serves on the Board’s Compensation and Nominating Committees. Mr. Parker is the President, Chief Executive Officer and owner of GP&W Inc., d/b/a Center Oil Company, of St. Louis, Missouri, which he founded in 1986 to market gasoline and other petroleum products. Mr. Parker is also the founder of Center Ethanol Company LLC, which owns a 54 million gallon ethanol plant with rail and barge access on the Mississippi River, located in Sauget, Illinois. He also serves on the board of Reliance Bancshares Inc., a publicly-traded bank holding company. Mr. Parker has a Bachelor of Science degree in Business Administration from Wichita State University. The Board concluded that Mr. Parker should serve as a director because his energy background, including that within the ethanol industry, along with other board experience, is beneficial to the Company.

Continuing Directors with Terms Expiring in 2014

JIM ANDERSON, 54, who has served as a director since October 2008, also serves on the Board’s Audit and Compensation Committees. Mr. Anderson joined The Gavilon Group, LLC in March 2010 as Chief Operating Officer, Fertilizer. Prior to that, he served United Malt Holdings (“UMH”), a producer of malt for use in the brewing and distilling industries, as Chief Executive Officer and member of the board of directors from September 2006 to February 2010. Prior to that, beginning in April 2003, Mr. Anderson served as Chief Operating Officer / Executive Vice President of CT Malt, a joint venture between ConAgra Foods and Tiger Brands of South Africa. Mr. Anderson’s experience in the agricultural processing and trading business includes serving as Senior Vice President and then President of ConAgra Grain Companies. His career also includes association with the firm Ferruzzi USA and as an Operations Manager for Pillsbury Company. Mr. Anderson has a Bachelor of Arts degree with a Finance emphasis from the University of Wisconsin - Platteville. The Board concluded that Mr. Anderson should serve as a director because of his commodity experience and agribusiness knowledge, which provides the Board with a relevant depth of understanding of the Company’s operations.

WAYNE HOOVESTOL, 53, has served as a director since March 2006 and as Chairman of the Board since October 2008. Mr. Hoovestol served as the Company’s Chief Operating Officer from January 2007 to February 2007, Chief Executive Officer from February 2007 to December 2008, and Chief Strategy Officer from March 2009 to November 2009. Mr. Hoovestol no longer is an employee of the Company. Mr. Hoovestol began operating Hoovestol Inc., a trucking company, in 1978. He is also President of Lone Mountain Truck Leasing, which he founded in 2005. Mr. Hoovestol became involved with the ethanol industry as an investor in 1995, and has served on the boards of two other ethanol companies. Mr. Hoovestol also served on the board of CapSource Financial, Inc., a truck trailer sales and leasing company, from May 2005 to March 2007. The Board concluded that Mr. Hoovestol should serve as a director because of his former leadership as chief executive officer, as well as the business perspective he brings to the Board through his ownership of other entities and investments in other ethanol companies.

DIRECTOR COMPENSATION

The Company, upon the recommendation of the Compensation Committee, compensates its directors through a retainer structure for preparation and attendance at Board meetings and committee meetings, and for serving as a committee chairman. During 2011, each non-employee director was paid $65,000 per year for serving on the Board, including serving on Board committees. In addition, the Audit Committee chairman received $20,000 annually, the Compensation Committee chairman received $10,000 annually and the Nominating Committee chairman received $2,000 annually. Additionally, annual individual deferred stock unit (“DSU”) grants will be awarded equal to $65,000 in value, as measured on the date of grant. Board members are also reimbursed for travel and other business-related expenses.

As an employee, Mr. Becker did not receive compensation as a director. See the Summary Compensation Table for information on his compensation. Mr. Hoovestol was an employee until November 2009 and did not receive director compensation prior to that date.

On May 6, 2011, the Company’s non-employee directors, except any director who also serves as an employee of NTR (NTR employee directors are not eligible for the grant), each received a grant of 5,882 DSUs pursuant to the 2009 Equity Incentive Plan. The award vests after one year. However, until shares are issued pursuant to the DSU agreement, which does not occur until the third anniversary of the grant date, the directors have no voting, dividend or other rights or privileges with respect to the shares. Annual individual DSU grants will be awarded equal to $65,000 in value, as measured on the date of grant.

The Compensation Committee retained the Hay Group as a consultant during 2011 to evaluate the Company’s non-employee director compensation program and provide recommendations for changes to ensure the Company’s program is market-competitive and consistent with recognized corporate governance “best practices.” Based on their recommendations, the Compensation Committee did not make any modifications to the compensation structure for non-employee directors adopted effective January 1, 2011.

The following table sets forth 2011 compensation for non-employee directors.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Option awards ($) (1)	All other comp. ($)	Total ($)
Wayne Hoovestol, Chairman	65,000	64,996	-	-	129,996
Jim Anderson	65,000	64,996	-	-	129,996
Jim Barry (2)	67,000	64,996	-	-	131,996
James Crowley	85,000	64,996	-	-	149,996
Gordon Glade	65,000	64,996	-	-	129,996
Gary Parker	65,000	64,996	-	-	129,996
Brian Peterson	65,000	64,996	-	-	129,996
Alain Treuer	75,000	64,996	-	-	139,996
Michael Walsh (2)	21,667	-	-	-	21,667
Michael McNicholas (2)	43,333	-	-	-	43,333
(1)	Amounts for “Stock awards” consisting of annual DSU grants in 2011 reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718.
(2)	Director compensation for Messrs. Walsh and McNicholas was paid to Bioverda US Holdings LLC (“Bioverda”) pursuant to a Director Service Agreement. Mr. Walsh chose not to stand for re-election to the Board in 2011 due to a change in his role at NTR, and Mr. McNicholas was nominated and elected in his place at the 2011 annual meeting. Mr. McNicholas resigned from the Board effective March 9, 2012. Additionally, director compensation to Mr. Barry through February 2011, while he was an employee of NTR, was also paid to Bioverda.

EXECUTIVE OFFICERS

The following table provides certain information regarding the Company’s executive officers as of March 23, 2012.

Name	Age	Position
Todd A. Becker	46	President and Chief Executive Officer (and Director)
Jeffrey S. Briggs	47	Chief Operating Officer
Jerry L. Peters	54	Chief Financial Officer
Carl S. (Steve) Bleyl	53	Executive Vice President – Ethanol Marketing
Paul E. Kolomaya	46	Executive Vice President – Commodity Finance
Michelle S. Mapes	45	Executive Vice President – General Counsel and Corporate Secretary
Michael C. Orgas	53	Executive Vice President – Commercial Operations
Thomas F. Pauldine	53	Executive Vice President – Human Resources
Edgar E. Seward Jr.	44	Executive Vice President – Plant Operations

Biographical information related to Todd Becker, who also serves as a director of the Company, is provided above in this Proxy Statement.

JEFF BRIGGS joined the Company as Chief Operating Officer in November 2009. Mr. Briggs served as a consultant to the Company from July 2009 to November 2009. Prior to his consulting role, he was Founder and General Partner of Frigate Capital, LLC, a private investment partnership investing in small and mid-sized companies, from January 2004 through January 2009. Prior to Frigate, Mr. Briggs spent nearly seven years at Valmont Industries, Inc. as President of the Coatings Division. Prior to Valmont, he acquired and managed an electronic manufacturing company; was Director of Mergers and Acquisitions for Peter Kiewit and Sons; worked for Goldman Sachs in their Equities Division; and served five years as an Officer in the U.S. Navy on a nuclear submarine. Mr. Briggs has a Masters degree in Business Administration from the Harvard Business School and a Bachelor of Science degree in Mechanical Engineering, Thermal and Power Systems from UCLA.

JERRY PETERS joined the Company as Chief Financial Officer in June 2007. Mr. Peters served as Senior Vice President – Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as its Chief Financial Officer from July 1994 to May 2006, and in various senior management roles prior to that. ONEOK Partners is a publicly-traded partnership engaged in gathering, processing, storage, and transportation of natural gas and natural gas liquids. Prior to joining ONEOK Partners in 1985, he was employed by KPMG LLP as a certified public accountant. Mr. Peters has a Masters degree in Business Administration from Creighton University with a Finance emphasis and a Bachelor of Science degree in Business Administration from the University of Nebraska – Lincoln.

STEVE BLEYL joined the Company as Executive Vice President – Ethanol Marketing in October 2008. Mr. Bleyl served as Executive Vice President – Ethanol Marketing for VBV LLC from October 2007 to October 2008. From June 2003 until September 2007, he served as Chief Executive Officer of Renewable Products Marketing Group LLC, an ethanol marketing company, building it from a cooperative marketing group of five ethanol plants in one state to seventeen production facilities in seven states. Prior to that, Mr. Bleyl worked for over 20 years in various senior management and executive positions in the fuel industry. Mr. Bleyl has a Masters degree in Business Administration from the University of Oklahoma and a Bachelor of Science degree in Aerospace Engineering from the United States Military Academy.

PAUL KOLOMAYA was named Executive Vice President – Commodity Finance in February 2012 after joining the Company in August 2008 as its Vice President – Commodity Finance. Prior to joining Green Plains, Mr. Kolomaya was employed by ConAgra Foods, Inc. from March 1997 to August 2008 in a variety of senior finance and accounting capacities, both domestic and international, including Senior Manager Finance – Enterprise Procurement, International Accounting Manager – Trade Group, Business System Manager, and Head Office and Commodity Accounting Manager. Prior to that, he was employed by Arthur Andersen & Co. in both the audit and business consulting practices. Mr. Kolomaya holds chartered accountant and certified public accountant certifications and has a Bachelor of Honors Commerce degree from the University of Manitoba.

MICHELLE MAPES was named Executive Vice President – General Counsel and Corporate Secretary in November 2009 after joining the Company in September 2009 as its General Counsel. Prior to joining Green Plains, Ms. Mapes was a Partner at Husch Blackwell, LLP, where for three years she focused her legal practice nearly exclusively in renewable energy. Prior to that, she was Chief Administrative Officer and General Counsel for HDM Corporation. Ms. Mapes served as Senior Vice President – Corporate Services and General Counsel to Farm Credit Services of America from April 2000 to June 2005. Ms. Mapes holds a Juris Doctorate, a Masters degree in Business Administration and a Bachelor of Science degree in Accounting and Finance, all from the University of Nebraska – Lincoln.

MIKE ORGAS joined the Company as Executive Vice President – Commercial Operations in November 2008. Mr. Orgas has extensive experience in supply chain management, logistics, risk management, and strategic planning. From May 2004 to October 2008, he served as the Director of Raw Materials Strategic Sourcing and Risk Management for the Malt-O-Meal Company. From February 2003 to December 2003, Mr. Orgas was a Partner in the Agribusiness/Food Practice of McCarthy & Company, an advisory services firm. Prior to that, he served in various management capacities at ConAgra Foods, Inc. and at General Mills. Mr. Orgas has a Masters degree in Business Management from the University of Montana and a Bachelor of Science degree in Business Administration from the University of Minnesota.

TOM PAULDINE was named Executive Vice President – Human Resources in January 2011 after joining the Company in September 2008 as its Vice President – Human Resources. From November 2007 to September 2008, Mr. Pauldine performed human resources consulting services for several domestic and international companies. From April 2003 to November 2007, he served as Vice President of Human Resources for First Data Corporation. From August 2002 to April 2003, Mr. Pauldine served as Senior Human Resources Consultant for Capital One. He served as Director of Global Compensation and Benefits for Starbucks Coffee Company from December 1999 to December 2001. Prior to that, Mr. Pauldine held several human resources and leadership roles, including 14 years with ConocoPhillips serving in multiple domestic and international positions. Mr. Pauldine holds a Bachelor of Science degree in Industrial and Labor Relations from Cornell University.

EDGAR SEWARD joined the Company as Executive Vice President – Plant Operations in October 2008. From May 2006 until October 2008, Mr. Seward served as the General Manager for Indiana Bio-Energy, LLC, a subsidiary of VBV LLC, where he managed development of the Bluffton ethanol plant from its inception through construction, staffing and operations. From January 2004 to April 2006, he served as a General Manager for United Bio-Energy, LLC, where he managed development of and provided technical support for multiple dry mill ethanol facilities. From October 2002 to December 2003, Mr. Seward served as a project manager for ICM, Inc., where he was actively involved in the design and specifications for dry milling technologies and facilities. Prior to that, he served in operations for a bio-technology business in the United Kingdom and in operations management at Aventine Renewable Energy. Mr. Seward has a Masters degree in Business Administration from the University of Illinois and a Bachelor of Science degree in Biology from Culver-Stockton College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•	the general compensation philosophy for executive compensation;

•	the material elements of executive compensation and the process the Company follows for making executive compensation decisions; and

•	information about 2011 compensation earned by the following executive officers (the “Named Executive Officers”):

¡	Todd A. Becker – President and Chief Executive Officer
¡	Jeffrey S. Briggs – Chief Operating Officer
¡	Jerry L. Peters – Chief Financial Officer
¡	Steve Bleyl – Executive Vice President – Ethanol Marketing
¡	Michael C. Orgas – Executive Vice President – Commercial Operations

Executive Compensation Philosophy

The Compensation Committee has structured the Company’s executive compensation policy based upon the following goals:

•	To attract, motivate and retain talented executive officers and other key employees.

•	To use incentive compensation to reinforce strategic performance objectives.

•	To align the interests of executive officers and key employees with the interests of the Company’s shareholders, such that risks and rewards of strategic decisions are shared.

As described below, compensation for executive officers consists of three components: base compensation, annual performance/incentive awards and long-term incentive compensation. Equity awards are made pursuant to the Company’s 2009 Equity Incentive Plan, which was approved by the Company’s shareholders in May 2009 (the “2009 Equity Incentive Plan”).

Compensation Committee Process and Compensation Consultant

The Compensation Committee is responsible for designing, reviewing and overseeing the administration of the Company’s executive compensation program, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers, including the Named Executive Officers. Generally, all decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Committee in accordance with the methodology described below.

When evaluating potential salary adjustments for executive officers, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the executive’s performance and contribution to the Company’s overall performance. The Chief Executive Officer plays no role in setting his own compensation.

The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company’s outside compensation consultant. The Compensation Committee considered the results of the most recent say-on-pay vote when determining compensation policies and decisions. At the 2011

Annual Meeting of the Shareholders, the proposal to cast an advisory vote on the Company’s executive compensation was approved and the frequency of holding an advisory vote on executive compensation was determined to be every three years. The Compensation Committee retained the Hay Group as a consultant during 2011 to assist with its responsibilities related to the Company’s executive and Board compensation programs. Hay Group fees for executive compensation consulting to the Compensation Committee during 2011 were $78,000. The executive compensation services provided included assisting in defining the Company’s executive compensation structure, providing market information, recommending modifications of incentive compensation plans, advising on the competitiveness of Board compensation, and providing regulatory and governance guidance. During 2011, the Hay Group provided no other services to the Company.

Base Compensation

The Compensation Committee decides on the overall compensation package, of which the base salary is a component, for the Company’s executive officers. Market compensation data described below guides the Compensation Committee in the determination of total pay, which includes base pay, bonuses, equity compensation and benefits. The Compensation Committee reviews both national and industry specific compensation data. Each executive is evaluated against these data and adjustments are made based on individual factors such as experience level and job performance. The objective is to fashion a compensation package that will attract and retain talented employees. Individual salaries vary based upon the individual’s level of responsibility, work experience, performance, impact on the business, tenure and potential for advancement within the Company. Individual salaries for newly-hired executive officers and other key employees are determined at the time of hire taking into account the above-factors, other than tenure. To attract quality talent with the expertise to perform required duties, base salaries are established to be consistent with salaries paid to personnel in similar positions in the market. These base salaries may be adjusted to consider the overall compensation package, which may include cash incentives, stock-based incentive awards and other forms of compensation. To retain quality talent, the Compensation Committee may recommend base salary adjustments that are commensurate with increasing job responsibilities and to reflect competitive market data for executive officers of industry-sector firms of similar size and performance. The Hay Group methodology evaluates positions and determines the number of points the position has and then compares such position to positions with similar points. The Compensation Committee reviewed and considered this data in the determination of the overall compensation package for the Company’s executive officers.

For 2011, the base salaries for the Named Executive Officers were as follows: Todd Becker – $525,000; Jeff Briggs – $300,000; Jerry Peters – $300,000; Steve Bleyl – $250,000; and Mike Orgas – $250,000.

Annual Performance/Incentive Awards

Annual bonuses are one form of incentive compensation used by the Company to reinforce performance-based objectives and retain key personnel. For 2011, the Compensation Committee established specific performance goals pursuant to the Company’s Short-Term Incentive Plan, which was approved by the Board in March 2011, and set target levels of cash bonuses based on a percentage of base salary. The Short-Term Incentive Plan provides that certain specified employees of the Company may be awarded cash bonuses by the Compensation Committee upon meeting certain specified performance goals or other performance criteria as determined by the Compensation Committee. The performance goals are set from time-to-time by the Compensation Committee and may differ from employee to employee and from award to award. Each current employee who is an executive officer of the Company is a participant in the Short-Term Incentive Plan, as well as certain other employees of the Company.

In connection with the approval of the Short-Term Incentive Plan, the Compensation Committee also established the target cash bonus amounts for 2011 for each participating officer, ranging from 40% to 100% of such officer’s base salary, and the Company performance criteria evaluated in determining the actual cash bonus amount. Based on the Plan, participants were eligible for awards ranging from 0% to 200% of their base salary depending on the level of achievement of the Company financial performance criteria. The Compensation Committee then evaluated individual performance criteria in relation to established goals for each executive officer, aligned with the business plan of the Company, and adjusted the award up or down in its discretion. The Committee may also adjust the award for external conditions beyond the control of the Company or the officer. The Company financial performance component is based on achieving stated goals for 2011. Following are goals and weighting percentages established by the Compensation Committee that were utilized to help measure officer performance and accordingly impacted 2011 incentive awards: (1) a target earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $149 million (40%), (2) a target return on net assets of 8% (20%), (3) a safety metric focusing on improvements on employee and process safety as defined and measured by a third party (10%), (4) a subjective performance management metric (5%), and Compensation Committee discretion (25%).

The Named Executive Officers were entitled to potential cash awards under the Short-Term Incentive Plan for 2011, as set forth in the following table, subject to the discretion of the Compensation Committee.

Named Executive Officer & Title	Target Cash Bonus as a Percent of Base Salary (1)	Potential Award Range as a Percent of Base Salary (1)
Todd A. Becker, President & Chief Executive Officer	100%	0 - 200%
Jeffrey S. Briggs, Chief Operating Officer	60%	0 - 150%
Jerry L. Peters, Chief Financial Officer	50%	0 - 100%
Steve Bleyl, EVP – Ethanol Marketing	80%	0 - 150%
Michael C. Orgas, EVP – Commercial Operations	80%	0 - 150%
(1)	Final awards are subject to Compensation Committee discretion and awards may exceed such amounts.

Actual EBITDA for 2011 was approximately $148.6 million. For a reconciliation of EBITDA to Net Income, see “Item 6. Selected Financial Information” in our Annual Report on Form 10-K for the year ended December 31, 2011. Actual return on net assets for 2011 was approximately 7.61%. The overall 2011 safety metric showed that the Company made improvements in the qualitative measures reviewed, and the subjective performance management metric was also achieved. Cash bonuses paid for 2011 performance ranged from 65% to 281% of base salaries for the Named Executive Officers. The Compensation Committee did not use its discretion to determine 2011 bonuses, other than for Mr. Becker, whose total compensation was considered low and not competitive compared to compensation data for others in a similar position, as presented by the Hay Group. See the Summary Compensation Table below for the cash bonus amounts awarded for 2011. Additional information is also set forth in the Grants of Plan-Based Awards table. The Board approved modifications to the Short-Term Incentive Plan for 2012, and the Compensation Committee established specific performance goals and set target levels of cash bonuses based on a percentage of base salary.

Long-Term Incentive Compensation

The Named Executive Officers are eligible to receive long-term equity-based incentive compensation awards under the Company’s 2009 Equity Incentive Plan.

The Company’s ability to operate its business and implement its strategies effectively depends, in part, on the efforts of its executive officers and other key personnel. The Company’s executive officers have developed expertise in ethanol and related industries, and they have hired qualified managers and key personnel to operate the Company’s plants, agribusiness operations, and marketing and distribution business. The grants of restricted stock, options or deferred stock units to executive officers encourage equity ownership and closely align management’s interests with the interests of shareholders, such that risks and rewards of strategic decisions are shared. Additionally, because awards will be subject to forfeiture in certain cases if the employee leaves the Company, such awards are anticipated to provide a long-term incentive to remain with the Company.

Based on Compensation Committee assessments and recommendations, the Company’s long-term compensation program includes the following components to assist in aligning management’s interests with the interests of shareholders:

•	Emphasizes “at risk” pay such as options and other long-term incentives.

•	Emphasizes long-term compensation such as options and restricted stock.

•	Rewards financial results and promotion of Company objectives as well as individual performance against individual objectives.

As part of its process, in an effort to align the interests of management and shareholders with the goal of sharing the risks and rewards of strategic decisions that are made, the Compensation Committee will review the advisability of granting shares or options to members of management. The aggregate number of shares or options granted to management will be based on the executive’s position and the value of each individual’s contributions to the Company, as well as competitive norms. During 2011, individuals’ contributions were assessed by the Compensation Committee on a subjective basis.

Based on the Company’s 2011 financial performance and individual performance evaluations, restricted stock awards were issued in February 2012 for 2011 performance. Awards made in 2012 for 2011 performance to the Named Executive Officers consisted of grants of 178,731 shares to Mr. Becker, 35,746 shares to Mr. Briggs, 22,341 shares to Mr. Peters, 29,043 shares to Mr. Bleyl, and 18,409 shares to Mr. Orgas. To align the interests of the executives with the interests of the Company’s shareholders, such that risks and rewards of strategic decisions are shared, and to encourage retention of the Company’s executive officers, the restricted stock awards vest 25% on the grant date and 25% each year for the next three years. Because they were granted in 2012, the stock awards for 2011 performance do not appear in the Summary Compensation Table for 2011.

The amounts shown in the Summary Compensation Table under 2011 stock awards were for grants made in 2011 for 2010 performance and amounts shown under 2010 stock awards were for grants made in 2010 for 2009 performance. Awards to the Named Executive Officers in 2011 for 2010 performance consisted of grants of 150,000 shares to Mr. Becker, 50,000 shares to Mr. Briggs, 25,000 shares to Mr. Peters, 25,000 shares to Mr. Bleyl, and 15,000 shares to Mr. Orgas.

For 2012, the Compensation Committee has established that it desires to make awards that provide total compensation (subject to the attainment of specific performance goals) for the executive officers to achieve total compensation in a range of the 50th to 75th percentile of total compensation, as measured by the annual compensation study which is expected to be conducted by an independent compensation consultant and evaluated annually by the Compensation Committee. The study is expected to utilize the Hay “points factor” approach to job grading. To become eligible for an award:

•	the Company is expected to have achieved for the year:

¡	satisfactory progress toward its measurable multi-year strategic plan objectives;

¡

attainment of established banded EBITDA (defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization) measurements that, for initial eligibility, result in positive profit before tax;

¡	for target awards, attainment within the range of 85% to 110% of budgeted EBITDA;

¡	attainment of target ranges for return on net assets, a safety metric, performance management execution and Compensation Committee discretion; and

•	the executive officer is expected to have met his or her individual measurable performance objectives.

The Compensation Committee retains discretion to make exceptions to these parameters in the event of circumstances beyond the Company’s control. Awards may be in a combination of options and restricted stock. Awards are expected to be awarded consistent with the target allocation based on achievement of performance goals. Awards will vest 25% upon grant, with the remaining vesting equally over the following 3 years.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1,000,000 with respect to each of the Named Executive Officers unless certain specific performance criteria are satisfied. The 2009 Equity Incentive Plan was designed to help ensure that incentive compensation awarded thereunder is considered qualified performance-based compensation within the meaning of Section 162(m). While the Company’s long-term executive compensation program seeks to maximize the tax deductibility of executive compensation, the Compensation Committee retains the flexibility to compensate executives in a manner intended to promote varying corporate goals, even if certain amounts may not be deductible under Section 162(m).

Employment and Severance Agreements

The Company has entered into employment agreements with each of the Named Executive Officers. These agreements are described below. The Compensation Committee may adjust base salary, bonus percentage or long-term incentives to levels that exceed the initial terms of the executive officers’ employment agreements based on its periodic review of compensation data.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

Alain Treuer, Chairman
Jim Anderson
Jim Barry
Gary Parker

Summary Compensation Table

The following table provides certain compensation information for the years ended December 31, 2011, 2010 and 2009 for the Named Executive Officers.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (1)(2)	Option awards ($) (2)	Nonequity incentive plan comp. ($) (1)	All other comp. ($) (3)	Total ($)
Todd A. Becker	2011	515,625	-	1,821,000	-	1,475,000	47,324	3,858,949
President and Chief Executive Officer	2010	450,000	-	1,059,375	-	849,886	37,492	2,396,753
	2009	408,333	720,000	306,500	770,000	-	13,266	2,218,099

Jeffrey S. Briggs	2011	293,750	-	607,000	-	242,500	12,171	1,155,421
Chief Operating Officer	2010	250,000	-	423,750	-	347,159	12,955	1,033,864
	2009	26,602	125,000	-	180,000	-	-	331,602

Jerry L. Peters	2011	297,500	-	303,500	-	194,000	11,075	806,075
Chief Financial Officer	2010	280,000	-	339,000	-	264,409	10,242	893,651
	2009	294,000	224,000	22,500	-	-	10,242	550,742

Steve Bleyl	2011	250,000	-	303,500	-	194,000	10,214	757,714
Executive Vice President - Ethanol Marketing	2010	250,000	-	339,000	-	347,159	10,242	946,401
	2009	250,000	250,000	50,000	-	-	858	550,858

Michael C. Orgas	2011	250,000	-	182,100	-	194,000	10,242	636,342
Executive Vice President - Commercial Operations	2010	250,000	-	339,000	-	347,159	10,242	946,401
	2009	218,333	250,000	37,500	-	-	215,583	721,416
(1)	Amounts in the “Bonus” column are discretionary cash bonuses for 2009. Amounts for 2010 under “Nonequity incentive plan compensation” were paid pursuant to the Company’s Short-Term Incentive Plan. The amount shown in the “Stock awards” column for 2011 includes awards made in 2011 for 2010 compensation. The amount shown in the “Stock awards” column for 2010 includes awards made in 2010 for 2009 compensation. The amount shown in the “Stock awards” column for 2009 includes awards made in 2009 for 2008 compensation. All stock awards were 25% vested at time of grant, with remaining vesting to occur over a three-year period. See “Compensation Discussion and Analysis” for additional information.
(2)	Amounts for “Stock awards” and “Option awards” reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to footnote 11 to the Company’s consolidated financial statements in the Company’s Form 10-K for the year ended December 31, 2011 for more information regarding option assumptions and valuation.
(3)	“All other compensation” generally consists of the Company match to the executive officer’s 401(k) retirement plan, up to a maximum of $9,800 per employee, and imputed income on Company-paid life insurance. For Mr. Becker, the 2010 amount also includes insurance premiums paid by the Company and the Company gross-up to cover the taxes on this benefit which totaled $25,560. See “Employment Arrangements” below for further information on the employment agreement between Mr. Becker and the Company.

Employment Arrangements

Mr. Becker.    Effective October 16, 2008, the Company entered into an employment agreement with Todd A. Becker to serve as the Company’s President and Chief Operating Officer. Mr. Becker’s employment agreement was amended in December 2009 to provide for a tax gross-up payment in the event of any tax payments on fringe benefits. Mr. Becker had served as Chief Executive Officer of VBV until the closing of the VBV merger transaction. Mr. Becker was named President and Chief Executive Officer of the Company on January 1, 2009. The terms of the employment agreement provide that Mr. Becker will receive the following: (i) a base salary, which was increased to $525,000 in February 2011; (ii) an annual target bonus as a percentage of annual base salary based on performance objectives set by the Board’s Compensation Committee; (iii) awards of long-term incentive benefits of a type and at a level that is competitive with long-term incentive plan benefits provided to chief executive officers of public companies of comparable size in similar industries; and (iv) a fully-exercisable option to acquire 150,000 shares at an exercise price equal to $10 per share. Any shares acquired by Mr. Becker pursuant to exercise of the option may not be transferred, except to family members or to a trust for the benefit of Mr. Becker or his family members, for a period of three years after the closing of the VBV merger transaction, subject to certain exceptions. Those exceptions include (i) a Change in Control generally as defined in the 2007 Equity Compensation Plan and clarified in Mr. Becker’s employment agreement, and (ii) the termination of Mr. Becker’s employment without Cause or for Good Reason (as those terms are defined in the employment agreement), or due to Mr. Becker’s death or disability. Mr. Becker’s employment is “at-will” and may be terminated at any time by the Company or Mr. Becker. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Briggs.    On November 23, 2009, Jeff Briggs was named Chief Operating Officer at an annual salary of $250,000 which was increased to $300,000 in February 2011. Mr. Briggs and the Company entered into an employment agreement effective March 4, 2011. The agreement provides for (i) a base salary, currently at $300,000, (ii) annual target bonus as a percentage of annual base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by the Company, and (iv) participation in Company benefit plans. Mr. Briggs’ employment is “at-will” and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Briggs will receive six month’s base salary and all outstanding equity awards shall fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Peters.    Effective October 24, 2008, the Company entered into an amended and restated employment agreement with Mr. Peters. The terms of the employment agreement provide that Mr. Peters will receive (i) a base salary, which was increased to $300,000 in February 2011, (ii) annual target bonus as a percentage of annual base salary based on objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by the Company, and (iv) other benefits that are generally available to Company employees. Mr. Peters’ employment is “at-will” and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Peters will receive six month’s base salary plus the greater of one-half of the maximum bonus for that year or the average bonus paid in the prior two years and all outstanding equity awards shall fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Bleyl.    On October 15, 2008, Steve Bleyl was named Executive Vice President – Ethanol Marketing at an annual salary of $250,000. Mr. Bleyl and the Company entered into an employment agreement effective March 4, 2011. The agreement provides for (i) a base salary, currently at $250,000, (ii) annual target bonus as a percentage of annual base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by the Company, and (iv) participation in Company benefit plans. Mr. Bleyl’s employment is “at-will” and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Bleyl will receive six month’s base salary and all outstanding equity awards shall fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Orgas.    Mr. Orgas and the Company entered into an employment agreement effective November 1, 2008. The agreement provides for (i) a base salary, currently at $250,000, (ii) annual target bonus as a percentage of annual base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by the Company, and (iv) participation in Company benefit plans. Mr. Orgas’ employment is “at-will” and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Orgas will receive six month’s base salary and all outstanding equity awards shall fully vest. Mr. Orgas also received relocation assistance at the time of his employment. See Potential Payments upon Termination or Change in Control for additional information.

See “Compensation Discussion and Analysis” for further details on 2011 performance objectives.

Grants of Plan-Based Awards

The following table sets forth information related to grants under our Short-Term Incentive Plan and grants of stock awards pursuant to the terms of the 2009 Equity Incentive Plans to the Named Executive Officers during 2011.

Name (1)	Grant date	Estimated future payouts under non-equity incentive plan awards (2)		All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock and option awards ($)
		Target $	Maximum $
Todd A. Becker (4)	3/7/11			150,000	1,821,000
		525,000	1,050,000
Jeffrey S. Briggs (5)	3/7/11			50,000	607,000
		180,000	450,000
Jerry L. Peters (6)	3/7/11			25,000	303,500
		150,000	300,000
Steve Bleyl (7)	3/7/11			25,000	303,500
		200,000	375,000
Michael C. Orgas (8)	3/7/11			15,000	182,100
		200,000	375,000
(1)	Columns for “Estimated future payouts under equity incentive plan awards,” “All other option awards: number of securities underlying options” and “Exercise or base price of option awards” have been omitted from this table because no compensation is reportable thereunder. This table includes equity awards granted in 2011 related to 2010 performance but does not include awards granted in 2012 for 2011 performance. See Summary Compensation Table for more information.
(2)	See Compensation Discussion and Analysis for additional information about the short-term incentive plan.
(3)	Restricted stock awards vested 25% immediately and will vest another 25% per year beginning on the first anniversary of the date of grant, resulting in a three-year vesting term.
(4)	Does not include 178,731 shares of restricted stock granted in February 2012 for 2011 performance.
(5)	Does not include 35,746 shares of restricted stock granted in February 2012 for 2011 performance.
(6)	Does not include 22,341 shares of restricted stock granted in February 2012 for 2011 performance.
(7)	Does not include 29,043 shares of restricted stock granted in February 2012 for 2011 performance.
(8)	Does not include 18,409 shares of restricted stock granted in February 2012 for 2011 performance.

Outstanding Equity Awards at Year-End

The following table sets forth information related to outstanding equity awards for the Named Executive Officers as of December 31, 2011.

	Option awards				Stock awards
Name (1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Todd A. Becker (2)	150,000	-	10.00	10/15/16
	75,000	25,000	12.48	12/22/19
					181,250	1,769,000
Jeffrey S. Briggs (2)	12,500	6,250	11.75	11/23/19
					50,000	488,000
Jerry L. Peters (2)	60,000	-	19.96	06/08/15
	50,000	-	5.99	10/24/16
					37,557	366,556
Steve Bleyl (2)	50,000	-	5.99	10/15/16
					34,432	336,056
Michael C. Orgas (2)	50,000	-	3.23	11/01/16
					25,511	248,987
(1)	Columns related to “Equity incentive plan awards” have been omitted because no compensation is reportable thereunder.
(2)	Stock options and restricted stock awards vested 25% immediately and vest another 25% per year beginning on the first anniversary of the date of grant, resulting in a three-year vesting term, except grant to Mr. Becker of 150,000 options at an exercise price of $10.00 per share which was fully exercisable on date of grant.

Option Exercises and Stock Vested

The following table sets forth information on stock options exercised or restricted stock vested for the Named Executive Officers during 2011.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Todd A. Becker	-	-	90,625	1,054,344
Jeffrey S. Briggs	-	-	18,750	223,938
Jerry L. Peters	-	-	20,056	237,876
Steve Bleyl	-	-	29,431	327,751
Michael C. Orgas	-	-	19,262	220,073

Potential Payments upon Termination or Change in Control

Employment Agreement for Mr. Becker

The Company entered into an employment agreement with Mr. Becker. See “Employment Arrangements” above for additional information. Upon termination without Cause or for Good Reason, Mr. Becker is entitled to (a) one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, (b) up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period), (c) certain relocation assistance if he relocates beyond 50 miles within six months of termination, (d) all shares acquired upon exercise of options granted therein are released from certain lock-up restrictions and (e) all outstanding options and other equity awards will fully vest.

The employment agreement also contains a “gross-up” provision pursuant to Section 280G of the Code. In the event any severance benefits provided to Mr. Becker subject him to the excise tax imposed under the Code, the Company shall pay Mr. Becker the amount necessary to make up for the excise tax paid.

For such purposes, “Cause” means one of the following: (a) a material breach by executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of, or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company. For purposes of this definition, no act, or failure to act, on executive’s part shall be considered “willful” unless done, or omitted to be done, by executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to executive and an opportunity for executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board executive was guilty of the conduct set forth above in (a), (b), (c) or (d) of this definition and specifying the particulars thereof in detail.

For such purposes, “Good Reason” means any of the following if the same occurs without executive’s express written consent: (a) a material diminution in executive’s base salary as described in the employment agreement; (b) a material diminution in executive’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom executive is required to report; (d) a material change in the geographic location at which executive must perform the services (for this purpose, any relocation of more than 50 miles shall be deemed a material change); (e) any material reduction or other adverse change in executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by the Company under the employment agreement. To terminate for Good Reason, executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Employment Agreements for Messrs. Briggs, Orgas and Bleyl

The Company has entered into employment agreements with Messrs. Briggs, Orgas and Bleyl. See “Employment Arrangements” above for additional information. Upon termination without Cause or for Good Reason, each will receive an amount equal to six months base salary and all outstanding equity awards shall fully vest. The definitions for “Cause” and “Good Reason” are the same as described above for Mr. Becker, except that the definition of Good Reason for Mr. Briggs or Mr. Bleyl does not specify the distance for an applicable relocation.

Employment Agreement for Mr. Peters

On October 24, 2008, the Company entered into an amended and restated employment agreement with Mr. Peters. See “Employment Arrangements” above for additional information. If Mr. Peters is terminated without Cause or for Good Reason, Mr. Peters will receive six month’s base salary plus the greater of (i) one-half of the maximum bonus for that year or (ii) one-half of the average bonus paid in the prior two years and all outstanding equity awards shall fully vest. The definitions for “Cause” and “Good Reason” are the same as described above for Mr. Becker, except that Good Reason does not include subsection (f) in the definition above and Cause does not include the requirement of an affirmative vote of the Board.

The employment agreement also contains a “gross-up” provision pursuant to Section 280G of the Code. In the event any severance benefits provided to Mr. Peters subject him to the excise tax imposed under the Code, the Company shall pay Mr. Peters the amount necessary to make up for the excise tax paid.

Equity Acceleration

2007 Equity Incentive Plan. Awards outstanding under the 2007 Equity Incentive Plan will fully vest upon a Change in Control unless (a) assumed by the successor corporation; (b) replaced with a cash retention program providing the same value or (c) otherwise limited by the Plan Administrator. A Change in Control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a)	any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act, or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the 1934 Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company;

(b)	there is a merger, consolidation, or other business combination transaction of the Corporation with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction; or

(c)	all or substantially all of the Company’s assets are sold.

2009 Equity Incentive Plan. Awards outstanding under the 2009 Equity Incentive Plan will fully vest upon a Change in Control (a) if not fully converted and assumed, (b) if the awards are converted and assumed, after a Qualifying Termination, or (c) by the Participant for “Good Reason,” if “Good Reason” is defined in the applicable Award Agreement or employment agreement. Qualifying Termination is defined as a termination of employment within twenty-four months following a Change in Control or by the Company other than for Cause, gross negligence, or deliberate misconduct which demonstrably harms the Company. A Change in Control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a)	any person (as such term is used in Section 13(d) and 149d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company;

(b)	there is a merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction;

(c)	during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Company to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)	all or substantially all of the Company’s assets are sold.

The option award agreement also provides that if an executive is terminated without Cause, the option will be deemed to have vested through the next annual anniversary of the grant date.

The following tables provide information on potential benefits that could be received by the Named Executive Officers upon a termination or Change in Control. The tables assume termination as of the close of business on December 31, 2011. The closing price for the Company’s Common Stock on the last trading day of 2011 was $9.76. Post-termination health care represents the approximate value of such benefits.

Upon a Change in Control of the Company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. As discussed above, the Company has agreed to reimburse Mr. Becker and Mr. Peters for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes. Currently, amounts shown as compensation related to Change in Control do not trigger excise taxes as defined in Section 280G and therefore are not included in the tables below.

Todd Becker

Executive Benefits and Payments Upon Termination	Termination without Cause or for Good Reason	Change in Control
Termination Compensation
Base Salary and Bonus (1)	$1,687,443	$-
Equity Vesting (2)	1,769,000	1,769,000

Benefits and Perquisites
Post-Termination Health Care	17,488	-
Certain Relocation Benefits (3)	-	-

Total	$3,473,931	$1,769,000

(1)	Assumes a bonus of the greater of his maximum bonus for that year or the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.
(3)	Mr. Becker receives certain relocation assistance in the event of termination without Cause, for Good Reason, or after a termination after a Change in Control, if he relocates more than 50 miles beyond Omaha, Nebraska within six months of such time. The value of such assistance cannot be determined until such an event occurs.

Jeff Briggs

Executive Benefits and Payments Upon Termination	Termination without Cause or for Good Reason	Change in Control
Termination Compensation
Base Salary	$150,000	$-
Equity Vesting (1)	488,000	488,000

Total	$638,000	$488,000

(1)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

Jerry Peters

Executive Benefits and Payments Upon Termination	Termination without Cause or for Good Reason	Change in Control
Termination Compensation
Base Salary and Bonus (1)	$390,000	$-
Equity Vesting (2)	336,556	336,556

Total	$726,556	$336,556

(1)	Assumes a bonus of the greater of one-half of his maximum bonus for that year or one-half the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

Steve Bleyl

Executive Benefits and Payments Upon Termination	Termination without Cause or for Good Reason	Change in Control
Termination Compensation
Base Salary	$125,000	$-
Equity Vesting (1)	336,056	336,056

Total	$461,056	$336,056

(1)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

Mike Orgas

Executive Benefits and Payments Upon Termination	Termination without Cause or for Good Reason	Change in Control
Termination Compensation
Base Salary	$125,000	$-
Equity Vesting (1)	248,987	248,987

Total	$373,987	$248,987

(1)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

Compensation Committee Interlocks and Insider Participation

No members of the Compensation Committee have ever served as officers or employees of the Company, and no officers or other employees have ever served on the Company’s Compensation Committee. During 2011, no executive officers of the Company served: (i) on a compensation committee of another entity which had an executive officer serving on the Compensation Committee; (ii) as a director of another entity which had an executive officer serving on the Compensation Committee; or (iii) as a member of a compensation committee of another entity which had an executive officer who served as a director of the Company.

Compensation Risk Assessment

With the help of its compensation consultant, in 2011 the Compensation Committee reviewed the Company’s executive compensation policies and practices, and determined that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviewed the Company’s compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, including: (i) too much focus on equity; (ii) compensation mix overly weighted toward annual incentives; (iii) uncapped payouts; (iv) unreasonable goals or thresholds; or (v) steep payout cliffs at certain performance levels that may encourage short-term decisions to meet payout thresholds.

Moreover, the Compensation Committee determined that, for all employees, the Company’s non-executive compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation, as these programs are fully discretionary after performance for the relevant period has been achieved, recommended by senior management to the Compensation Committee and reviewed at such time to support the Company’s goals and objectives.

EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2011, certain information related to our compensation plans under which shares of our Common Stock are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	772,499	$19.29	1,657,044
Equity compensation plans not approved by security holders (2)	350,000	$7.71	-

Total	1,122,499		1,657,044

(1)	The maximum number of shares that may be issued under the 2009 Equity Incentive Plan as option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct share issuances and other stock-based awards is 2,500,000 shares of our common stock, plus shares remaining under the 2007 Equity Incentive plan that were rolled in the 2009 Equity Incentive Plan on May 9, 2009. Also included in the 2007 plan were 267,528 shares assumed in the October 2008 merger with VBV.
(2)	In connection with the October 2008 merger with VBV, 150,000 fully-vested options were issued to Todd A. Becker on October 16, 2008 as an inducement grant pursuant to Mr. Becker’s Employment Agreement. Grants were given to six individuals for a total of 260,000 options as inducement to enter into employment arrangements with Green Plains. A total of 60,000 of these options have been exercised or forfeited. All remaining options were fully vested at December 31, 2011.

PRINCIPAL SHAREHOLDERS

Holdings of Management and Principal Shareholders

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 13, 2012 for: (i) each person or group (as that term is used in Section 13(d)(3) of the Exchange Act) who is known by the Company to beneficially own more than five percent of the Company’s Common Stock, (ii) each of the Company’s directors, including the nominees for election as director, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers, seventeen in number, as a group. On March 13, 2012, the Company had 29,586,672 shares of Common Stock outstanding. Except as noted below, the persons listed below possess sole voting and investment power over their respective shares. The Shareholders’ Agreement discussed above under “INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE – Board of Directors” also provides certain registration rights with respect to the shares of Company Common Stock held by the parties. The Shareholders’ Agreement is filed as Appendix F to the Company’s Registration Statement on Form S-4 filed on September 5, 2008.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Total
Wellington Management Company LLP (3) 280 Congress Street Boston, MA 02210	2,500,461	8.5%
DNB Asset Management AS (3) Ovre Slottsgate 3 Oslo, Norway N-0021	2,158,868	7.3%
Wilon Holdings, S.A. (4) 53rd E Street Urbanizacion Marbella MGM Tower 16th Floor Panama City, Republic of Panama	2,070,716	7.0%
Alain Treuer (4)	2,070,716	7.0%
Dimensional Fund Advisors LP (3) 6300 Bee Cave Road Building One Austin, TX 78746	1,833,943	6.2%
Wayne B. Hoovestol (5)	970,559	3.3%
Todd A. Becker (6)	674,422	2.3%
Gary Parker (7)	526,000	1.8%
Brian Peterson (8)	190,100	*
Jerry L. Peters (9)	185,691	*
Steve Bleyl (10)	162,464	*
Jeffrey S. Briggs (11)	131,141	*
Michael C. Orgas (12)	126,801	*
Gordon Glade (13)	21,334	*
Jim Anderson	6,000	*
James Crowley	3,000	*
Jim Barry	-	*
Michael Walsh	-	*
Executive Officers and Directors as a Group (17 persons) (14)	5,268,105	17.4%
*	Less than 1%.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3)	Based on the amount reported in the respective Schedule 13G filing, as follows:

i.	Wellington Management Company, LLP Schedule 13G filed on February 14, 2012. Shares are owned beneficially in its capacity as investment advisor with shared voting power over 2,021,996 of the shares and the power to dispose all of the shares.

ii.	DNB Asset Management AS Schedule 13G filed on February 8, 2012. Shares owned by an investment manager of a number of funds, which disclaims beneficial ownership of these shares except to the extent of management fees, performance fees or other fees received as investment manager.

iii.	Dimensional Fund Advisors LP (“DFA”) Schedule 13G filed on February 13, 2012. In its role as investment advisor, sub-advisor and/or manager, DFA may be deemed to be beneficial owner of these shares, but it disclaims beneficial ownership of these shares.

(4)	Based on Amendment No. 2 to its Schedule 13D filed on March 23, 2010 with the SEC. Excludes shares beneficially owned by NTR and Wayne Hoovestol that may be beneficially owned by Wilon, but which Wilon disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. All 2,070,716 shares are owned by Wilon. Although Alain Treuer has voting and investment power with respect to the shares owned by Wilon, he disclaims beneficial ownership of the shares owned by Wilon, except to the extent of his pecuniary interest therein.
(5)	Based on Amendment No. 1 to his Schedule 13D filed on March 23, 2010 with the SEC. Excludes shares beneficially owned by NTR and Wilon that may be beneficially owned by Mr. Hoovestol, but which Mr. Hoovestol disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Includes 30,000 shares owned by Mr. Hoovestol’s wife and options exercisable within 60 days of March 13, 2012 for 50,000 shares.
(6)	Includes options exercisable within 60 days of March 13, 2012 for 225,000 shares.
(7)	Includes 494,000 shares owned by an entity of which Mr. Parker has 100% ownership.
(8)	Includes options exercisable within 60 days of March 13, 2012 for 60,000 shares. Also includes 15,000 shares that Mr. Peterson owns jointly with his child.
(9)	Includes options exercisable within 60 days of March 13, 2012 for 110,000 shares.
(10)	Includes options exercisable within 60 days of March 13, 2012 for 50,000 shares.
(11)	Includes options exercisable within 60 days of March 13, 2012 for 12,500 shares.
(12)	Includes options exercisable within 60 days of March 13, 2012 for 50,000 shares.
(13)	Includes 17,334 shares owned by entities in which Mr. Glade has ownership.
(14)	Includes options exercisable within 60 days of March 13, 2012 totaling 632,500 shares for executive officers and directors (including holdings of Wilon Holdings, S.A.) as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

The Board has adopted a written policy governing related party transactions. The related party policy requires the Audit Committee to review each Related Party Transaction (defined below) and determine whether it will approve or ratify such transaction.

For purposes of the related party policy, a “Related Party Transaction” is any transaction, arrangement or relationships with a Related Party (defined below) where the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 10% beneficial ownership interest. Certain smaller specified transactions are deemed preapproved by the Audit Committee.

In determining whether a Related Party Transaction will be approved or ratified, the Audit Committee may consider factors such as (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

Related Party Transactions

Commercial Contracts

Three subsidiaries have executed separate financing agreements for equipment with AXIS Capital Inc. Gordon F. Glade, President and Chief Executive Officer of AXIS Capital is a member of the Company’s Board of Directors. Totals of $0.5 million and $1.1 million were included in debt at December 31, 2011 and 2010, respectively, under these financing arrangements. Payments, including principal and interest, totaled $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. The highest amount outstanding during the fiscal year ended December 31, 2011 was $1.1 million and the weighted average interest rate for all financing agreements is 6.9%.

The Company has entered into ethanol purchase and sale agreements and throughput agreements with Center Oil Company. Gary R. Parker, President and Chief Executive Officer of Center Oil, is a member of the Company’s Board of Directors. During the year ended December 31, 2011, cash receipts from Center Oil totaled $146.9 million and payments to Center Oil totaled $8.7 million on these contracts. During the year ended December 31, 2010, cash receipts from Center Oil totaled $81.6 million and payments to Center Oil totaled $6.3 million on these contracts. During the year ended December 31, 2009, cash receipts and payments totaled $112.0 million and $15.5 million, respectively, on these contracts. In October 2011, the Company also entered into an operating lease agreement with Center Oil in which the Company will pay $42 thousand per month for the lease of 35 railcar tanks. The agreement is effective through September 30, 2013. The Company had $1.0 million and $6.1 million included in accounts receivable at December 31, 2011 and 2010, respectively, $69 thousand in outstanding payables at December 31, 2011 and no outstanding payables under these agreements at December 31, 2010.

Aircraft Lease

The Company has entered into an agreement with Hoovestol, Inc. for the lease of an aircraft. Wayne B. Hoovestol, President of Hoovestol Inc., is Chairman of the Company’s Board of Directors. The Company has agreed to pay $6,667 per month for use of up to 100 hours per year of the aircraft. Any flight time in excess of 100 hours per year will incur additional hourly-based charges. For the years ended December 31, 2011, 2010 and 2009, payments related to this lease totaled $149 thousand, $67 thousand and $6 thousand, respectively, and at December 31, 2011 and 2010, the Company did not have any outstanding payables related to this lease.

Secondary Offering and Stock Repurchase

On March 1, 2012, the Company entered into an Underwriting Agreement with Jefferies & Company, Inc. (the “Underwriter”) and an affiliate of NTR plc (the “Selling Shareholder”) relating to the offer and sale of 3,000,000 shares of the Company’s Common Stock, par value $0.001 per share. The Selling Shareholder also granted the Underwriter a 30-day option to purchase an additional 450,000 shares, which was exercised by the Underwriter on March 1, 2012. The Company did not receive any of the proceeds from the offering. The offering closed on March 6, 2012. On March 9, 2012, the Company repurchased 3.7 million shares of its Common Stock from the Selling Shareholder at a price of $10.06 per share. The Company repurchased 1.0 million shares with cash and issued a one-year note bearing 5% interest per annum for the remaining 2.7 million shares. The $27.2 million note is secured by the shares repurchased and the Company’s interest in Green Plains Shenandoah LLC.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

GREEN PLAINS RENEWABLE ENERGY, INC. ARTICLES OF INCORPORATION

Overview

The Company’s articles of incorporation currently authorize the issuance of 75,000,000 shares of Common Stock and no preferred stock. The Company is seeking shareholder approval to amend its articles of incorporation authorizing the addition of 50,000,000 shares of preferred stock (“Preferred Stock”), which would increase the total number of shares of capital stock that the Company would have the authority to issue to 125,000,000 shares. The Board has unanimously approved the amendment. Issuance of shares of Preferred Stock in the future, and the terms, powers, rights and conditions of the same, would be at the discretion of the Board.

The amendment to the Company’s articles of incorporation will provide that 50,000,000 shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such designations, powers, rights and preferences and qualifications, limitations or restrictions thereon, as expressed in the resolution or resolutions providing for the issue of such series, adopted by the Board. This will include matters such as voting rights (if any), dividend rights, redemption, conversion features and dissolution rights. Accordingly, if approved, the Board will have authority, subject to the limitations prescribed by the Iowa Business Corporation Act, to authorize the issuance of one or more series of Preferred Stock without further shareholder approval. The amendment also states that, unless set forth in the resolutions of the Board authorizing the Preferred Stock, the Preferred Stock shall have no voting rights and all voting power shall be held by the Common Stock.

The text of the form of proposed amendment to the Company’s articles of incorporation is set forth below. If approved, the amendment will become effective upon its filing with the State of Iowa.

Reasons for Authorizing the Company to Issue Preferred Stock

The Board believes that it is desirable for the Company to have the ability to issue preferred stock, and for the Board to have authority to issue the shares of preferred stock in one or more series, and to set the terms and conditions of the same without further shareholder approval for a number of reasons, including:

•

Added Flexibility for Corporate Financing. Preferred shares are a hybrid security and can have features of both debt securities and common stock. The availability of preferred shares would allow the Company flexibility as it seeks future financing. It would, among other things, allow the Company to offer preferred securities, carrying dividend and liquidation preferences, among other attributes, as an incentive for financial support. Preferred shares could be offered as an alternative to debt, or in combination therewith.

•

Ability to Use for Acquisitions or Mergers. In the event the Company identifies an appropriate acquisition or merger candidate, the Company would have added flexibility to structure the purchase to include preferred stock as consideration in addition to, or in lieu of, cash.

•	To Exchange for Outstanding Debt Securities. The availability of preferred stock could allow the Company to seek to reduce or restructure debt by offering a preferred equity alternative.

The Company has no plans or arrangements at this time to issue any shares of Preferred Stock if this proposal is approved.

Effects and Risks of the Authorization of Preferred Stock

Dilution to Existing Shareholders. The issuance of any additional shares, common or preferred, would have a dilutive effect on existing shareholders. The availability of additional free-trading shares could have a direct impact on the price of the Company’s securities. If, in designating the rights of any series of preferred shares, the Company determines that such shares may be converted into shares of the Company’s Common Stock, the Common Stock issued upon that conversion would dilute the outstanding shares and, if freely-tradable, could have an adverse effect on the price and volume of the Company’s shares. In addition, in a liquidation, the holders of preferred stock may be entitled to receive a certain amount per share of its preferred stock before the holders of Common Stock receive any distribution.

The Issuance of Preferred Stock Could Adversely Affect the Price of the Company’s Common Shares. If preferred shares are issued, they would likely have rights that are superior to the common shares on such issues as dividends and liquidation. In addition, they may be convertible into shares of Common Stock, which would dilute the number of common shares outstanding and could have a negative effect on the trading price of the Company’s Common Stock.

Board Discretion to Issue Preferred Shares. If the proposed amendment to the Company’s articles of incorporation is approved by the shareholders, the Board will have the right, in its discretion, to determine whether and when preferred shares are issued, and the rights and preferences of such shares. Shareholders would not be able to determine the rights and preferences of such shares. The alternative would be for the Company to seek shareholder approval of the rights and preferences of a given series of preferred shares at the time the Company seeks to issue shares of that series. Seeking shareholder approval would be impractical because it would be costly and take an extended amount of time. Moreover, given that dividend rates associated with preferred shares are closely tied to prevailing market interest rates at the time the shares are issued, a substantial time delay in issuing preferred shares could prevent the Company from taking advantage of a favorable interest rate environment.

Antitakeover Effects. The Company could also issue shares of preferred stock that may, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of the Company by way of a merger, tender offer, proxy contest or other means. Such shares could also be privately placed with purchasers favorable to the Board in opposing such takeover actions. In addition, the Board could authorize holders of a series of preferred stock to vote either separately as a class or with the holders of its common stock on the election of all or some of the members of the Board, and on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company’s shareholders and, including by the implementation of a shareholder rights plan, could be used to entrench then current management or deter an attempt to replace the Board.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to approve Proposal 2. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on this proposal.

No Appraisal Rights

Under the Iowa Business Corporation Act, shareholders are not entitled to dissenter’s rights with respect to this proposed amendment to the Company’s articles of incorporation.

Text of Amendment

The text of the proposed amendment to the Company’s articles of incorporation, which will replace the existing Article II, is set forth below.

ARTICLE II SHARES

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is 125,000,000, consisting of:

(a) 75,000,000 shares designated as Common Stock, par value of one cent ($0.01) per share (“Common Stock”; issued and outstanding shares of Common Stock shall be referred to herein as “Common Shares”); and

(b) 50,000,000 shares designated as Preferred Stock, par value of one cent ($0.01) per share (“Preferred Stock”; issued and outstanding shares of Preferred Stock shall be referred to herein as “Preferred Shares”); and

The Common Stock and the Preferred Stock are referred to collectively as the “Capital Stock” and shall have the rights, preferences and limitations set forth herein.

Section 2. Preferred Stock. The Board of Directors is authorized to divide the shares of Preferred Stock into one or more series, within the limitations set forth in the Act, for such consideration as the Board of Directors may determine, to establish for each such series the number of shares to be included and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such series of Preferred Stock, in compliance with the Act. Upon such compliance, the resolution of the Board of Directors establishing and designating the series and fixing and determining the relative rights and preferences thereof shall become effective and shall constitute an amendment of these Second Amended and Restated Articles of Incorporation.

Section 3. Voting Rights. Except as otherwise provided by the Act, as the same may be amended and supplemented (i) except as set forth in (ii) below, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, with each holder of Common Stock having one vote for each share held by such holder on all matters to be voted upon by the stockholders of the Corporation and (ii) the holders of the Preferred Shares shall, in respect of such shares, have no voting rights except as set forth in the applicable resolutions of the Board of Directors providing for such Preferred Shares. Cumulative voting shall not be permitted or be effective at any meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

INDEPENDENT PUBLIC ACCOUNTANTS

Fees

For the years ended December 31, 2011 and 2010, KPMG was the Company’s independent auditor. The following table sets forth aggregate fees billed to the Company for professional services rendered by KPMG for the years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees	$520,227	$514,965
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Total	$520,227	$514,965

Audit Fees. Audit fees were for professional services rendered for the annual audit of the Company’s consolidated financial statements, quarterly reviews of the Company’s consolidated financial statements, reviews of other Company filings with the SEC, and other fees that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees are for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, other than those previously reported under “Audit Fees.” There were no audit-related fees billed by KPMG in 2011 or 2010 not otherwise disclosed.

Tax Fees. Tax fees are for professional services rendered for tax compliance, tax advice and tax planning. The Company did not utilize KPMG for tax services in 2011 or 2010.

All Other Fees. All other fees include other products and services that are not otherwise disclosed. There were no other fees billed by KPMG in 2011 or 2010.

Pre-Approval of Audit and Non-Audit Services

The Company has adopted policies and procedures for pre-approval of all audit and non-audit services to be provided to the Company by its independent auditor. It is the Company’s policy that the Audit Committee pre-approve all audit, tax and other non-audit services. A proposal for audit or non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of the independent auditor are also required.

All of the services provided by KPMG during 2011 and 2010 were approved in advance by the Company’s Audit Committee. The Audit Committee has considered whether the provision of the services performed by the Company’s principal accountant is compatible with maintaining the principal accountant’s independence.

Availability of Accountants

Representatives from KPMG are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Company has an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has designated Mr. James Crowley as its audit committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. Mr. Crowley also serves as the Audit Committee Chairman.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s internal control over financial reporting and an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2011, which has primary responsibility for the financial statements. KPMG, the Company’s independent auditor for the year ended December 31, 2011, is responsible for expressing an opinion as to whether the Company’s audited consolidated financial statements are presented fairly in all material respects in conformity with generally accepted accounting principles. The Audit Committee met with KPMG and Company management to discuss the Company’s financial reports. The Audit Committee discussed with KPMG the matters required to be discussed by Statement of Auditing Standard No. 61 (Communication with Audit Committees), as may be modified or supplemented. Additionally, the Audit Committee received the written disclosures and the letter from KPMG required to be delivered to them under the applicable requirements of the Public Company Oversight Board regarding communications concerning independence, and the Audit Committee considered whether KPMG maintained its independence during the year ended December 31, 2011. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s report on Form 10-K for the year ended on December 31, 2011.

Respectfully submitted,

James Crowley, Chairman

Jim Anderson

Gordon Glade

Brian Peterson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based on a review of such forms received by the Company, the Company believes that all of its directors, executive officers and 10% shareholders complied in a timely manner with the Section 16(a) filing requirements for the Company’s most recent calendar year with the exception of forms filed to report restricted stock grants received by officers in March 2011 for 2010 performance. The grants received on March 7, 2011 were reported on March 11, 2011 on Form 5 for the following officers: Todd Becker, Jeff Briggs, Jerry Peters, Steve Bleyl, Mike Orgas, Michelle Mapes, Tom Pauldine and Edgar Seward.

OTHER MATTERS

Annual Report

This Proxy Statement and the Company’s Annual Report, which includes financial and other information about the activities of the Company, but is not to be deemed a part of the proxy soliciting material are available at our website at www.gpreinc.com. Additionally, you may access our Proxy Statement at www.edocumentview.com/GPRE. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Company’s website at www.gpreinc.com as soon as reasonably practicable after the Company files or furnishes such information electronically with the SEC. A copy of the annual report on Form 10-K and the exhibits filed with the Company’s annual report on Form 10-K will be mailed to shareholders without charge upon written request to Green Plains Renewable Energy, Inc., Attention: Michelle S. Mapes, Corporate Secretary, 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114. Such requests must include a good faith representation that the requesting party was either a holder of record or beneficial owner of the Company’s Common Stock on March 13, 2012. The information found on the Company’s website is not part of this or any other report the Company files with or furnishes to the SEC.

Shareholder Proposals

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a shareholder proposal to be raised at its next annual meeting of shareholders in accordance with the requirements of the Company’s bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the shareholder proposal without any discussion of the matter in the proxy statement. The Company’s bylaws provide that timely written notice of a shareholder proposal must be delivered to, or mailed and received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 50 nor more than 75 days prior to the meeting (which for a May 2nd meeting date is on or before March 13th and on or after February 16th). Only proposals properly delivered in this time frame may be brought before the meeting. As to each matter a shareholder proposes to bring before the 2013 annual meeting of shareholders, the shareholder’s notice must set forth: (i) a brief description of the business desired to be brought and the reasons for conducting such business at such meeting, (ii) the name and record address of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and by any other shareholders known by such shareholder to be supporting such proposal, and (iv) any material or financial interest of the shareholder in such business. The Company’s bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting and, if he should so determine, declare that such business shall not be transacted.

Any shareholder who desires to have a proposal included in the proxy soliciting material relating to the Company’s 2013 annual meeting of shareholders must comply with Rule 14a-8 under the Exchange Act and must send a signed proposal to the Corporate Secretary of the Company at 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114. This proposal must be received no later than November 23, 2012 to be considered for inclusion in the proxy statement for the 2013 annual meeting of shareholders.

Discretionary Authority

At the time of mailing of this Proxy Statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the person named on the accompanying Proxy Card will vote such proxy in accordance with his judgment.

By Order of the Board of Directors,

Michelle S. Mapes

Corporate Secretary

Dated: March 23, 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2012.

Vote by Internet • Go to www.envisionreports.com/GPRE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and a vote FOR Proposal 2.

1. To elect four directors to serve three-year terms that expire at the 2015 annual meeting:
	For	Withhold		For	Withhold		For	Withhold	+

01 - Jim Barry	☐	☐	02 - Todd Becker	☐	☐	03 - Brian Peterson	☐	☐

04 - Alain Treuer	☐	☐

		For	Against	Abstain
2.	To approve an amendment to the Company’s Articles of Incorporation authorizing the addition of 50,000,000 shares of preferred stock.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — please print new address below.

C	Authorized Signatures — this section must be completed for your vote to be counted — date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

   01FT1C

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on May 2, 2012:

The Notice, Proxy Statement and Annual Report are available at www.envisionreports.com/GPRE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Green Plains Renewable Energy, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 2, 2012

Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2012

Todd Becker, with the power to appoint his substitute, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Green Plains Renewable Energy, Inc. to be held on May 2, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)